Exhibit 10.41
REINSURANCE AGREEMENT
This Reinsurance Agreement (“Agreement”) is entered into as of the Effective Date as defined herein below. Its parties are:
NORTH POINTE CASUALTY INSURANCE COMPANY
(“Company”)
and
MIDFIELD INSURANCE COMPANY
(“Reinsurer”)
Background
     Company is a Florida property and casualty insurance company. Reinsurer is a pure captive insurance company domiciled in Washington D.C. Company desires to cede to Reinsurer, and Reinsurer desires to assume from Company, certain commercial property and casualty insurance business, as further described below.
     NOW, THEREFORE, in consideration of this Agreement’s terms, the parties agree:
Terms
1.	Liability Of Reinsurer
1.1	(i) Company will cede and Reinsurer will assume 100% of the Net Liability in the $250,000 in excess of $250,000 layer (the “Property Cession”) arising under or as a result of all commercial property insurance policies written by the Company; and (ii) Company will cede and Reinsurer will assume 100% of the Net Liability in the $350,000 in excess of $250,000 layer (the “Casualty Cession”) arising under or as a result of all commercial casualty insurance policies written by the Company (the insurance business covered under the Property Cession and Casualty Cession, shall exclude glass, crime, fidelity and forgery, and shall be collectively referred to as “Subject Business”). All such insurance policies issued under the Subject Business shall be called the “Policies”. Reinsurer’s liability, with respect to each Loss under this Agreement, will commence obligatorily and simultaneously with that of the Company, subject to this Agreement’s terms.

1.2	Company shall retain the first $250,000 of the Net Liability of the commercial property insurance and shall retain the first $250,000 of the Net Liability of the commercial casualty insurance as respects each risk in any one Loss. The Reinsurer shall then be liable for 100% of the amount by which the Company’s Net Liability (including Loss, Allocated Loss Adjustment Expenses, and Extra Contractual Obligations) exceeds the Company’s retention of $250,000 for the commercial property insurance business, or $250,000 for the commercial casualty insurance business, but the liability of Reinsurer shall never exceed $250,000 for each risk of any one Loss of the property insurance business and shall never exceed $350,000 for the casualty insurance business, nor shall the Reinsurer’s liability from all risks in each Loss Occurrence for commercial property insurance business exceed $750,000, nor shall the Reinsurer’s liability from all risks in each Loss Occurrence for commercial casualty business exceed $1,050,000. However, as respects of all Acts of Terrorism, the Reinsurer shall never be liable for more than $250,000 in any calendar year.

1.3	The Company’s retention and the Reinsurer’s limit of liability for each Loss and Loss Occurrence, set forth in Section 1.2 above, shall apply irrespective of the number of Policies affected or number of hazards in one Policy, and regardless of the number of classes or types of insurance involved.
2.	Commencement

This Agreement shall take effect on January 1, 2007 (the “Effective Date”), and shall cover all Loss Occurrences on or after the Effective Date and during this Agreement’s term.

3.	Definitions
3.1	“Gross Written Premium” means the gross premiums for the Subject Business written by Company less cancellations and return premiums.

3.2	“Loss” means any loss on an insurance policy covered under the Subject Business, and will follow the coverage provided by that insurance policy.

“Loss Occurrence” with regard to property Losses, means the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one Loss Occurrence shall be limited to all individual Losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term Loss Occurrence shall be further defined as follows:

As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

As regards to riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one municipality, county, state, or province or municipalities, counties, states or provinces contiguous thereto, within the United States or Canada. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an insured’s premises by strikers, provided such occupation commences during the aforesaid period.

As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the first paragraph of this definition) and fire following directly occasioned by the earthquake, only those individual fire losses that commence during the period of 168 consecutive hours may be included in the Company’s Loss Occurrence.

As regards to “freeze,” only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks) may be included in the Company’s Loss Occurrence.

For all Loss Occurrences the Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for those Loss Occurrences referred to in (a) and (b) above, where only one such period of 72 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

No individual loss occasioned by an event that would be covered by 72 hours clauses may be included in any “Loss Occurrence” claimed under the 168 hours provision.

“Loss Occurrence” with regard to casualty Losses means any accident or occurrence or series of accidents or occurrences arising out of anyone event and happening within the term and scope of this Agreement. Without limiting the generality of the foregoing, the term Loss Occurrence shall be held to include:

As respects Products Bodily Injury and Products Property Damage Liability, injuries to all persons and all damage to property of others occurring during a Policy Period and proceeding from or traceable to the same causative agency shall be deemed to arise out of one Loss Occurrence, and the date of such Loss Occurrence shall be deemed to be the commencing date of the Policy Period. For the purpose of this provision, each annual period of a Policy that continues in force for more than one year shall be deemed to be a separate Policy Period.

As respects Bodily Injury Liability (other than Automobile and Products), said term shall also be understood to mean, as regards each original assured, injuries to one or more than one person resulting from infection, contagion, poisoning, or contamination proceeding from or traceable to the same causative agency.

As respects Property Damage Liability (other than Automobile and Products), said term shall also, subject to provisions (a) and (b) below, be understood to mean loss or losses caused by a series of operations, events, or occurrences arising out of operations at one specific site and which cannot be attributed to any single one of such operations, events or occurrences, but rather to the cumulative effect of the same. In assessing each and every Loss Occurrence within the foregoing definition, it is understood and agreed that:
a.	the series of operations, events or occurrences shall not extend over a period longer than 12 consecutive months; and

b.	the Company may elect the date on which the period of not exceeding 12 consecutive months shall be deemed to have commenced.
In the event that the series of operations, events or occurrences extend over a period longer than 12 consecutive months, then each consecutive period of 12 months, the first of which commences on the date elected under b. above, shall form the basis of claim under this Agreement.

With regard to those Policies that provide aggregate limits of liability the total of all individual losses occurring during any one Policy year that proceed from or are traceable to the same causative agency.

3.3	“Net Liability” means all Loss and Allocated Loss Adjustment Expenses payments made by or on behalf of Company, or that the Company is liable for, in settlement of claims or losses, payment of benefits, or in satisfaction of judgments or awards (including interest where added to the judgment), and including any “Extra Contractual Obligations.” Nothing in this definition will be construed to mean that Net Liability is not recoverable by Company until salvage, subrogation, and other potential recoveries are ascertained.

3.4	“Insurance Policy or Policy” means all insurance policies and other contracts of insurance entered into between an insured and Company covering the insurance obligations of the Subject Business.

3.5	“Allocated Loss Adjustment Expenses” means the expenses directly allocated to a particular claim including, but not limited to all governmental administrative agency, alternative dispute resolution, arbitration, court costs, fees, and expenses; fees, costs and expenses for legal services, whether by outside or our staff counsel; photographic costs, materials, and labor; experts’ fees or costs; cost of copies of documents or records; cost of depositions and court reporters or recorded statements and similar fees; medical cost containment expenses; all costs and expenses incurred in connection with a declaratory judgment action; cost of autopsies; cost of medical examinations of a claimant to determine insured’s liability, or the degree of permanency or length of disability; and all other compensation, fees, costs and expenses chargeable to the investigation or defense of a claim or the investigation or prosecution of fraud or criminal conduct involving a claim. “Allocated loss adjustment expenses” do not include any compensation for independent or staff claim adjusters involved in the normal handling of a claim to determine the cause or extent of responsibility for the injury or disease, or any expenses required by law to be treated as a loss payment.

3.6	“Prejudgment Interest or Delayed Damages” means interest or damages added to a settlement, verdict, award, or judgment based on the amount of time prior to the settlement, verdict, award, or judgment whether or not made part of the settlement, verdict, award, or judgment.

3.7	An “Act of Terrorism” for purposes of this Agreement shall mean:

Any actual or threatened violent act or act harmful to human life, tangible or intangible property or infrastructure directed towards or having the effect of (a) influencing or protesting against any de jure or de facto government or policy thereof; (b) intimidating, coercing or putting in fear a civilian population or section thereof for the purpose of establishing or advancing a specific ideological, religious or political system of thought, perpetrated by a specific individual or group directly or indirectly through agents acting on behalf of said individual or group; or (c) retaliating against any country for direct or vicarious support by that country of any other government or political system.

Any act declared pursuant to the Terrorism Risk Insurance Act of 2002 (and any amendments thereto) shall also be considered an “Act of Terrorism” for purposes of this Agreement.
4.	Term and Termination
4.1	This Agreement’s initial term expires on the one-year anniversary of its Effective Date. It shall automatically renew for successive one-year terms unless terminated by either party.

4.2	Reinsurer’s obligation to insure and pay 100% of the Net Liability of each Property Cession and Casualty Cession will continue if this Agreement terminates. Notwithstanding the termination of this Agreement, its provisions shall continue to apply to all Property Cessions and Casualty Cessions in force at the termination so that each party’s obligations under this Agreement will be fully performed. However, upon termination, Reinsurer shall have no obligation to reinsure Company with respect to Policies not yet entered into by Company.
5.	Territory

This Agreement’s territorial limits will be Company’s Subject Business as written in the United States.

6.	Original Conditions

All Property Cessions and Casualty Cessions under this Agreement will be subject to the same rates, terms, clauses, conditions, waivers, alterations, modifications, and interpretations, and cancellations as the respective Policies. Reinsurer shall follow the fortunes of the Company with respect to Subject Business.

7.	Extra Contractual Obligations
7.1	“Extra Contractual Obligations” are those liabilities not covered under any other provision of this Agreement and includes 100% of any punitive, exemplary, compensatory or consequential damages, including associated litigation expenses, paid or payable by Company as a result of an action against Company by its insured, its insured’s assignee or a third party claimant, which action alleges negligence or bad faith on the part of Company in handling a claim or loss under a policy subject to this Agreement. Liabilities will include losses incurred by Company on Subject Business arising from any financial or credit risk, as defined below, and liabilities arising from the handling of any claim or loss on the Subject Business covered by this Agreement. The term “financial” or “credit risk” shall mean any Loss (or Allocated Loss Adjustment Expenses) incurred by Company (or advanced by Company to protect Company’s own interests, as determined in Company’s sole discretion) on Subject Business arising as a result of:
(a)	Loss, damages, or associated litigation expenses which should have been recoverable under a self-insured retention or a deductible, within the limit of any Insurance Policy.

(b)	Loss, damages or associated litigation expenses for which Company is entitled to contribution or indemnity pursuant to the retentions, if any, scheduled or provided for in any Insurance Policy.
The date on which Company incurs an Extra Contractual Obligation will be deemed, in all circumstances, to be the date of the original loss.

7.2	“Extra Contractual Obligations” does not include liabilities incurred solely due to the willful misconduct or the fraud of Company’s directors or officers acting individually or collectively or in collusion with any individual or other person involved in the presentation, defense or settlement of any claim or loss covered under this Agreement.
8.	Excess of Original Policy Limits

This Agreement will protect Company, within its limits, in connection with loss in excess of the limit of its original policy, such loss in excess of the limit having been incurred because of failure by it to settle within the policy limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

For the purpose of this Article, the word “loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original policy.

9.	Reinsurance Premium Rate

Company will pay to Reinsurer a premium for the reinsurance provided under this Agreement at a rate of 5% of Company’s Gross Written Premium for the commercial property insurance business and at a rate of 7.5% of the Company’s Gross Written Premium for the commercial casualty insurance business, subject to any other reimbursement obligations of Reinsurer pursuant to the terms of this Agreement. Company or Reinsurer may offset any balance whether on an account premium, commission, claims or losses, adjustments, expenses, salvage or any other amounts that are due from party to the other, however, such offsets are permitted only with respect to obligations arising under this Agreement.

This agreement provides no guarantee of profit, directly, or indirectly, from the Reinsurer to the Company or from the Company to the Reinsurer.

10.	Reports and Remittances

On a monthly basis, Company or its designee will prepare a monthly accounting to Reinsurer as follows:
(1)	Gross Written Premium for the commercial property insurance business and for the commercial casualty insurance business accounted for during the billing period (and those adjustments provided for in this Agreement),

(2)	Assumed Premium, less

(3)	Net Liability for the billing period, plus

(4)	Subrogation, salvage, or other recoveries received by Company during the billing period, and

(5)	Payment of losses.

Company will remit any balance due in favor of Reinsurer with the monthly accounting. Reinsurer will pay any balance due Company within seven days from the date the report is provided by Company without delay for payment of losses and claims obligations incurred under this agreement. All settlements between Company and Reinsurer shall be made in cash or cash equivalents. In addition to the reports required above, Company and Reinsurer will furnish each other such other information as may be reasonably required by the other party for such party’s quarterly and annual statements and internal records.

11.	Management of Claims and Losses

Company will investigate and settle or defend all claims and losses. When requested by Reinsurer, Company will permit Reinsurer, at Reinsurer’s expense, to be associated with Company in the settlement, defense, or control of any claim, loss, or legal proceeding. All payments of claims or losses, including ex gratia payments, shall be unconditionally binding on Reinsurer.

12.	Currency

All dollar amounts in this Agreement are expressed in terms of United States dollars.

13.	Salvage and Subrogation

Reinsurer shall be subrogated to the rights of Company to the extent of its loss payments to Company. Company agrees to enforce its rights of salvage and subrogation whenever it determines it is cost effective to do so. Reinsurer will be credited with salvage and subrogation, net of any recovery expense, in respect of claims and settlements under this Agreement. If the recovery expense exceeds the amount recovered, the amount recovered (if any) shall be applied to the reimbursement of recovery expense and the remaining expense shall be borne by Reinsurer as Allocated Loss Adjustment Expenses.

14.	Inspection of Records

Company and Reinsurer will allow the other party to inspect, audit and copy, at any reasonable time and after reasonable notice, the records of the other party pertaining to the Subject Business insured under this Agreement.

15.	Arbitration

Any unresolved difference of opinion between Company and Reinsurer arising out of this Agreement will be submitted to arbitration. The American Arbitration Association (“AAA”) will administer the arbitration pursuant to its Commercial Rules, but subject to this Article’s terms. Three arbitrators will decide the arbitration. Each party will choose one arbitrator. If either party refuses or neglects to appoint an arbitrator within 30 days of the filing of the claim of arbitration, the AAA may appoint the arbitrator. The first two chosen arbitrators will together choose the third arbitrator within 10 days of being appointed. If those two arbitrators are unable to do so, the parties or their attorneys may request the AAA to appoint the third neutral arbitrator. Company and Reinsurer shall be notified of the identity of the third arbitrator. Before the commencement of hearings, each arbitrator will take an oath of impartiality. The arbitrators will be financially disinterested and impartial. All three arbitrators shall be present or former officers of property or casualty insurance or reinsurance companies or Underwriters at Lloyd’s of London, not at any time under the control or management of either party to this Agreement.

The party requesting arbitration (“Claimant”) will submit its brief to the arbitrators within 30 days after notice of the selection of the third arbitrator. Upon receipt of the Claimant’s brief, the other party (“Respondent”) will have 30 days to file a reply brief. On receipt of the Respondent’s brief, the Claimant shall have 20 days to file a rebuttal brief. Respondent shall have 20 days from the receipt of Claimant’s rebuttal brief to file its rebuttal brief. The arbitrators may extend the time for filing of briefs at the request of either party.

The arbitrators will preside over a hearing as set forth in the AAA’s Commercial Rules, and will allow the parties to examine and cross-examine witnesses. The arbitrators will be relieved from judicial formalities, including adherence to the rules of evidence. In addition to considering the rules of law and the customs and practices of the insurance and reinsurance business, the arbitrators will make their decision with a view to effecting this Agreement’s intent. The arbitrators shall make their decision within 60 days following the termination of the hearings unless the parties consent to an extension. The decision of the majority shall be final and binding upon the parties. Each party shall bear the expense of its arbitrator and shall jointly and equally share with the other the expenses of the third arbitrator and of the arbitration. The arbitration shall take place in Metropolitan Detroit, Michigan. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction of the dispute.

This Section will survive this Agreement’s termination.

16.	Insolvency of Company

The Company’s insolvency will not effect the Reinsurer’s obligations under this Agreement. In such a case, payment under this Agreement would be made to Company or its liquidator, receiver or statutory successor.

If the Company enters insolvency proceedings, the Company’s liquidator, receiver or statutory successor will give written notice to Reinsurer of the pendency of a claim against Company on the policy or policies reinsured within a reasonable time after the claim is filed in the insolvency proceeding. While any such claim is pending, Reinsurer may investigate the claim and interpose, at its own expense, in the proceeding where the claim is to be adjudicated, any defense or defenses that it may deem available to Company or its liquidator or receiver or statutory successor. The expense thus incurred by Reinsurer will be chargeable, subject to court approval, against Company as part of the expense of liquidation or otherwise as an administrative cost of the insolvency proceedings to the extent of a proportionate share of the benefits which may accrue to Company solely as a result of the defense so undertaken by Reinsurer.

Should Company go into liquidation or should a receiver be appointed, Reinsurer shall be entitled to deduct from any sums which may be or may become due to Company under this Reinsurance Agreement, any sums which are due to Reinsurer by Company under this Agreement and which are payable at a fixed or stated date, as well as any other sums due to Reinsurer which are permitted to be offset under applicable law.

17.	Excise Taxes

Reinsurer will allow for the purpose of paying the Federal Excise Tax, the applicable percentage of the premium payable hereon to the extent such premium is subject to the Federal Excise Tax.

In the event of return premium due under this Agreement, Reinsurer will deduct the applicable percentage from the amount of the return; Company or its agent is responsible for recovering the tax from the U.S. Government.

18.	Miscellaneous
18.1	Florida law governs this Agreement.

18.2	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

18.3	This Agreement will be automatically modified to conform to any law or governmental regulation having application to or jurisdiction over its parties or subject matter, without prior notice.

18.4	This Agreement has been negotiated by the parties and the fact that the initial and final draft shall have been prepared by one party or the other will not give rise to any presumption for or against any party to this Agreement or be used in any form in the construction or interpretation of this Agreement or any of its provisions.

18.5	This Agreement, together with such amendments as may from time to time be executed in writing by the parties, constitutes the entire agreement between the parties relating to its subject matter. There exists no other written or oral understandings, agreements or assurances with respect to these matters except as are set forth in this Agreement. Unless expressly stated, this Agreement confers no rights on any person or business entity that is not a party.

18.6	The parties intent this Agreement to both bind and benefit them and their respective successors. Neither this Agreement nor any rights or obligations under this Agreement may be assigned or delegated by either party without the prior written consent of the other.

18.7	There is no privity between Company’s insureds and Reinsurer. Reinsurer’s liability is only to indemnify Company. This Agreement is not for the benefit of any insured under any policy of insurance or any other third party.

18.8	No error or inadvertent omission on the part of one party shall relieve the other party of liability pursuant to this Agreement, provided that any such errors and/or omissions are rectified as soon after discovery as feasible.

18.9	By executing this Agreement, each party reaffirms to the other than it is undertaking the Agreement in utmost good faith.
IN WITNESS HEREOF, the parties hereto have caused this Reinsurance Agreement to be executed this the                      day of                     , in the year of 2007.

NORTH POINTE CASUALTY	MIDFIELD INSURANCE COMPANY
INSURANCE COMPANY

Reinsurer
Company

By:	By:

Title:	Title: